UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 25, 2011

Advance America, Cash Advance Centers, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32363	58-2332639
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 North Church Street
Spartanburg, South Carolina 29306

(Address of principal executive offices) (Zip Code)

(864) 342-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Board of Directors (the “Board”) of Advance America, Cash Advance Centers, Inc. (the “Company”) held on February 25, 2011, the Board accepted the retirement of Mr. Kenneth E. Compton as President and Chief Executive Officer of the Company, effective February 28, 2011.  Mr. Compton will remain as a director of the Company.

Following the retirement of Mr. Compton, on the recommendation of the Nominating and Corporate Governance Committee of the Board, the disinterested members of the Board unanimously elected J. Patrick O’Shaughnessy to be the Company’s President and Chief Executive Officer, effective February 28, 2011.  Mr. O’Shaughnessy has served as the Executive Vice President and Chief Financial Officer, and has been a director, of the Company since August 2007.  Mr. O’Shaughnessy also will continue to serve as the Company’s Chief Financial Officer while the Company considers candidates for a new Chief Financial Officer.

Effective March 1, 2011, Mr. O’Shaughnessy’s compensation has been adjusted by the disinterested members of the Board, upon recommendation by the Compensation Committee of the Board and advice from the independent compensation consultant to the Compensation Committee, to reflect his assumption of the position as the Company’s President and Chief Executive Officer.  His new annual base salary will be $550,000, and his cash bonus arrangement for 2011 will be increased to reflect a target bonus equal to 100% of his base salary, with a maximum bonus of 200% of his base salary.  The other terms of his cash bonus arrangement will remain the same.  In addition, the terms of the Change of Control Agreement between the Company and Mr. O’Shaughnessy will be modified to provide, among other items, that in the event of a Change of Control (as defined in the agreement), he would be entitled to a severance payment in the amount of 2.5 times the sum of his current base salary and target bonus.  Mr. O’Shaughnessy also was awarded a grant of 250,000 restricted shares of the Company’s common stock, one-third of which share award would vest on each of the next three anniversaries of the award.

In connection with Mr. Compton’s retirement, and in consideration for his assistance with Mr. O’Shaughnessy’s transition into the role of President and Chief Executive Officer of the Company, the disinterested members of the Board, upon recommendation by the Compensation Committee of the Board and advice from the independent compensation consultant to the Compensation Committee, approved a Separation Agreement and General Release (the “Agreement”) with Mr. Compton, effective March 1, 2011.  Pursuant to the Agreement, Mr. Compton will be paid $180,000, the Company will continue certain health insurance benefits for a period of six months, and the Compensation Committee will accelerate the vesting of 93,750 shares of restricted common stock, which represents the number of unvested shares from the initial award of 250,000 shares of restricted common stock made to Mr. Compton in 2005 in connection with the commencement of Mr. Compton’s employment with the Company.  All other unvested grants of restricted common stock and unvested grants of stock options made to Mr. Compton will be forfeited.

On February 28, 2011, the Company issued a press release announcing the appointment of Mr. O’Shaughnessy as its President and Chief Executive Officer and the retirement of Mr. Compton, a copy of which is filed herewith as Exhibit 99.1 to this Report on Form 8-K and incorporated herein by this reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description

99.1	Press Release, dated February 28, 2011, of Advance America, Cash Advance Centers, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2011
ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.

	By:	/s/ W. Thomas Newell
W. Thomas Newell
Vice President — Legal and Regulatory Affairs

Exhibit
Number	Description
99.1	Press Release, dated February 28, 2011, of Advance America, Cash Advance Centers, Inc.